Exhibit 5.1

January 12, 2021

Board of Directors

Capstead Mortgage Corporation

8401 N. Central Expressway

Suite 800

Dallas, TX 75225

Ladies and Gentlemen:

We are acting as counsel to Capstead Mortgage Corporation, a Maryland corporation (the “Company”), in connection with its filing of a prospectus supplement under the registration statement on Form S-3 (the “Registration Statement”), SEC file number 333-251076, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering from time to time by the Company of up to 3,000,000 shares of 7.50% Series E Cumulative Redeemable Preferred Stock, par value $0.10 per share of the Company (the “Preferred Shares”), (ii) up to 15,000,000 shares of Common Stock, par value $.01 per share of the Company (the “Common Shares”), and (iii) up to 11,441,640 shares of Common Stock issuable upon conversion of the Preferred Shares in certain events (the “Conversion Shares”). The Preferred Shares and the Common Shares will be issued pursuant to separate Equity Distribution Agreements dated as of January 12, 2021 between (i) the Company and (ii) each of the placement agents named therein (each, a “Distribution Agreement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Preferred Shares, the Conversion Shares and the Common Shares will not be issued in violation of the ownership limit contained in the Company’s charter. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante   Amsterdam   Baltimore   Beijing   Birmingham   Boston   Brussels   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   Johannesburg   London   Los Angeles   Luxembourg   Madrid   Mexico City   Miami   Milan   Minneapolis   Monterrey   Moscow   Munich   New York   Northern Virginia   Paris   Perth   Philadelphia   Rio de Janeiro   Rome   San Francisco   São Paulo   Shanghai   Silicon Valley   Singapore   Sydney   Tokyo   Warsaw   Washington DC    Associated offices: Budapest   Jakarta   Shanghai FTZ   Ulaanbaatar   Zagreb. Business Service Centers: Johannesburg   Louisville. For more information see www.hoganlovells.com

Board of Directors

January 12, 2021

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1)

Following (i) execution and delivery by the Company of the Distribution Agreements, (ii) effectiveness of the Registration Statement, (iii) authorization by the Company’s Board of Directors, or the director to whom the Board has delegated authority to make certain determinations and function as the pricing committee of the Board of Directors in respect of matters arising under the Distribution Agreements (in such capacity, the “Pricing Committee”), within the limitations established by resolutions duly adopted by the Company’s Board of Directors, of the terms pursuant to which the Preferred Shares may be sold pursuant to the Distribution Agreements, (iv) issuance of the Preferred Shares pursuant to the terms established by the Board of Directors and the Pricing Committee thereof and the terms of the Distribution Agreements, and (v) receipt by the Company of the consideration for the Preferred Shares specified in the resolutions of the Board of Directors and the Pricing Committee thereof, the Preferred Shares will be validly issued, fully paid, and nonassessable.

(2)

Following (i) execution and delivery by the Company of the Distribution Agreements, (ii) effectiveness of the Registration Statement, (iii) authorization by the Company’s Board of Directors, or the Pricing Committee of the Board of Directors, within the limitations established by resolutions duly adopted by the Company’s Board of Directors, of the terms pursuant to which the Common Shares may be sold pursuant to the Distribution Agreements, (iv) issuance of the Common Shares pursuant to the terms established by the Board of Directors and the Pricing Committee thereof and the terms of the Distribution Agreements, and (v) receipt by the Company of the consideration for the Common Shares specified in the resolutions of the Board of Directors and the Pricing Committee thereof, the Common Shares will be validly issued, fully paid, and nonassessable.

(3)

The Conversion Shares have been duly authorized and, if issued on the date hereof upon conversion of the Preferred Shares in accordance with the terms of the Articles Supplementary relating to the Preferred Shares, would be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the preparation of the prospectus supplement to the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the date of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP